Exhibit 10.33

CONSENT AGREEMENT

This Consent Agreement ("Agreement") is made this 31st day of July, 2009, by and between Foundation Coal Corporation ("Foundation Coal"), Alpha Natural Resources, Inc., a Delaware corporation ("Alpha"), and A. Scott Pack, Jr. (the "Employee").

WHEREAS, Employee is presently employed by Foundation Coal, serves as Foundation Coal Holdings, Inc.’s (“Foundation Holdings”) Senior Vice President, Sales and Marketing and President, Foundation Energy Sales, Inc, and is a party to a valid, enforceable employment agreement with Foundation Coal dated January 1, 2009 ("Employment Agreement");

WHEREAS, Alpha has entered into that certain Agreement and Plan of Merger with Foundation Holdings, dated as of May 11, 2009, including any amendments or supplemental agreements thereto ("Merger"), which Merger is scheduled to close and become effective at some future date ("Closing") and in which Alpha will be merged with and into Foundation Holdings with Foundation Holdings changing its name to "Alpha Natural Resources, Inc." (the "Company"), and thereafter Foundation Coal being merged into the Company, with the Company as the surviving entity;

WHEREAS, if the Merger closes, the previously separate workforces of Alpha and Foundation Holdings and their respective subsidiaries shall be combined, and it is the desire of the parties to this Agreement that the combined workforces begin to adhere to consistent company policies;

WHEREAS, prior to the Merger, executive employees of Foundation Coal had individual employment agreements with Foundation Coal setting forth their obligations/benefits with regard to their employment and post-employment period, and executive employees of Alpha had similar obligations and benefits, as set forth in Alpha's Key Employee Separation Plan, as amended and restated (the "Plan");

WHEREAS, upon the Closing, the parties to this Agreement desire that Employee's Employment Agreement be terminated and become null and void and Employee become a participant in the Plan, subject to the terms and conditions thereof;

WHEREAS, subject to the approval of the Compensation Committee of the Company's Board of Directors (the "Committee"), Employee will become a Participant in the Plan post-Closing, provided that Employee executes this Agreement on or before the deadline set forth below; and

WHEREAS, Employee is willing to consent to the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein contained, and intending to be legally bound hereby, Alpha, Foundation Coal, and Employee agree as follows:

1. Employee and Foundation Coal acknowledge that Employee's Employment Agreement shall be terminated and shall become null and void upon the Closing

2. Employee acknowledges and agrees that: (a) the Merger and/or Closing do not constitute a "termination" of Employee's employment for purposes of the Employment Agreement, including but not limited to Section 7(c) of the Employment Agreement; (b) none of the Merger, the Closing, and/or the foregoing change in Employee's title and the corresponding changes in Employee’s responsibilities, individually or collectively, constitute “Good Reason” for terminating Employee's employment under the Employment Agreement, including but not limited to Section 7(c)(ii) and Section 7(c)(iii) of the Employment Agreement; and (c) none of the Merger, the Closing, the foregoing changes in Employees’ title and responsibilities, and/or the termination of Employee’s Employment Agreement, individually or collectively, will render Employee eligible to receive any severance benefits under the Employment Agreement, including but not limited to Section 7(c)(iii) of the Employment Agreement, under the Foundation Coal Salaried and Non-Represented Severance Plan, or otherwise.

3. To the extent that Employee might have any rights or claims to severance benefits or other compensation under the terms of the Employment Agreement, the Foundation Coal Salaried and Non-Represented Severance Plan, or otherwise due to the Merger, the Closing, the foregoing change in Employees’ title and responsibilities, and/or the termination of Employee’s Employment Agreement, those rights are disputed and Employee willingly waives and agrees not to assert any such possible rights.  Additionally, because the Plan is intended to be the sole source of any severance benefits to which Employee is entitled after the Closing, Employee hereby agrees to waive and not assert Employee’s rights, if any, to participate after the Closing in and/or receive benefits from any other severance plan or program that exists as of the Closing, including, but not limited to, the Foundation Coal Salaried and Non-Represented Hourly Severance Plan.

4. Employee hereby releases Foundation Coal and all of its parents, subsidiaries, affiliates, successors, and assigns, and all of their respective directors, officers and employees (collectively “Releasees”), from all actions, causes of action, suits, debts, charges, complaints, claims, obligations, promises, agreements, controversies, damages, judgments, rights, costs, losses, expenses, liabilities and demands of any nature, whether known or unknown, whether actual or potential, whether specifically mentioned herein or not, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, as of the date Employee signs this Agreement, with the exception of any claims to vested benefits.  Employee affirms that Employee has not filed, nor has Employee caused to be filed, nor is Employee presently a party to any claim, complaint, or action against any of the Releasees in any form or forum.  Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or other payments to which Employee may be entitled as of the date of this Agreement and that no other leave (paid or unpaid), compensation, wages, bonuses and/or other payments are due to Employee from any of the Releasees as of the date of this Agreement other than Employee's Accrued Rights (as defined in the Employment Agreement) such as vacation that Employee will continue to be entitled to use.

5. Provided that paragraphs 1 through 4 are satisfied, true and correct, upon the Closing, Employee, subject to the Committee's approval, shall be named a "Participant" of the Plan, and shall be subject to all the terms and conditions of the Plan, as administered by the Committee and/or its successors and assigns.  Subject to the Committee's approval and all the terms and conditions of the Plan, the Company shall recommend, among the other benefits that may be provided under the Plan, that the Employee's multiplier for purposes of determining the lump sum cash payment based on base pay plus target bonus (the "Benefit Factor") be 2.0 in the event of a covered change in control termination and 1.5 in the event of a covered termination prior to a change in control.

6. Subject to the execution and delivery of this Agreement by the parties hereto and approval by the Committee, Employee will receive the following awards under the Alpha Key Employee Retention Program, as amended from time to time:

a. A restricted stock unit award with a fair market value on the grant date of $331,000 (rounded down to the nearest whole share), subject to the terms and conditions of the 2004 Stock Incentive Plan and the related award agreement; and

b. A retention cash award of $165,500, with 50% payable on July 31, 2010 and 50% payable on July 31, 2011, subject to the terms and conditions of the related key employee retention program letter.

7. If Employee and Foundation Coal do not sign and deliver this Agreement to Vaughn R. Groves by midnight on July 30, 2009, if the Committee does not approve Employee's participation in the Plan and the Alpha Key Employee Retention Program, or if the Closing does not occur, this Agreement will be will be null and void and the Employment Agreement will remain in full force and effect.

8. Employee hereby confirms and agrees that Employee's execution of this Agreement is both knowing and voluntary and that the same shall bind the Employee, his successors and assigns.

9. Employee is encouraged to consult with an attorney prior to executing this Agreement.

10. Any terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

11. This Agreement shall be governed by the laws of the Commonwealth of Virginia, excluding its conflicts of laws principles.

12. This Agreement represents the entire agreement between the Employee, Foundation Coal, and Alpha regarding the terms and conditions of Employee’s employment with the Company and/or its subsidiaries or affiliates, and supersedes all prior agreements and understandings (including the Employment Agreement and any verbal agreements) between them.

13. This Agreement shall inure to the benefit of, and be binding upon, the parties’ respective personal or legal representatives, executors, administrators, successors, and assigns.

14. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

  /s/  A. Scott Pack, Jr.                                                               Date:  July __, 2009
A. Scott Pack, Jr.

FOUNDATION COAL CORPORATION

By:    /s/  Kurt Kost                                                                   Date:  July 30, 2009

Name:   Kurt Kost

Title:   President & COO
ALPHA NATURAL RESOURCES, INC.

By:   /s/  Randy McMillion                                                      Date:  July 31, 2009

Name:   Randy McMilllion

Title:   EVP CAO